Exhibit 10.12

SAMPLE

Dominion Resources Stock Purchase Tool Kit

Restricted Stock Exchange Program

Restricted Stock Award Agreement

THIS AGREEMENT, dated                      between DOMINION RESOURCES, INC., a Virginia Corporation (the “Company”) and                              (“Participant”), is made pursuant and subject to the provisions of the Dominion Resources, Inc. Incentive Compensation Plan (the “Plan”). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.	Award of Stock. Pursuant to the Plan, X,XXX shares of Company Stock (the “Restricted Stock”) were awarded the Participant on , subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth herein and attached hereto.

2.	Terms and Conditions.

a.	Employment. Except as provided in paragraph 3, the Participant’s right in the Restricted Stock shall be forfeited if his employment with the Company or a Dominion Company terminates prior to .

b.	Nontransferability. Except as provided in paragraph 3, no rights in the shares of Restricted Stock are transferable until

c.	Stock Power. As a condition to receipt of this award, the Participant shall deliver to the Company a stock power, endorsed in blank, with respect to the Restricted Stock.

d.	Custody of Certificates. The Company shall retain custody of the stock certificates evidencing shares of Restricted Stock.

3.	Death, Disability or Change of Control. If the Participant dies, becomes Disabled while in the employ of the Company or a Dominion Company, or upon a Change in Control, his rights in the shares of Restricted Stock awarded pursuant to this Agreement shall become nonforfeitable and transferable as of the date of his death, Disability or upon a Change of Control.

4.	Disability. For purposes of this Agreement, the term Disabled or Disability means a condition, determined on the basis of medical evidence satisfactory to the Committee that renders the Participant,

due to bodily injury or disease, unable to perform each and every material duty pertaining to his employment with the Company or a Dominion Company.

5.	Shareholder Rights. With respect to Restricted Stock, the Participant shall have the right to receive dividends and shall have the right to vote shares of Restricted Stock.

6.	Delivery of Shares.

a.	Share Delivery. As soon as practicable after the requirements of paragraph 2 or 3 are satisfied, the Company will deliver X,XXX shares of Company Stock and the Participant’s stock power to the Participant.

b.	Withholding of Taxes. No Company Stock will be delivered until the Participant (or his successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment taxes (the “Applicable Withholding Taxes”) or the Participant and the Company have made satisfactory provisions for the payment of such taxes. As an alternative to making a cash payment to satisfy the Applicable Withholding Taxes, the Participant or his successor may elect to (i) deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Company retain that number of shares of Restricted Stock (valued at their Fair Market Value) that would satisfy the Applicable Withholding Taxes.

7.	Fractional Shares. A fractional share of Company Stock shall not be issued and any fraction shall be disregarded.

8.	No Right to Continued Employment. This Restricted Stock award does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor shall it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant’s employment at any time.

9.	Change in Capital Structure. The terms of the Restricted Stock Award shall be adjusted as provided in Section 15 of the Plan if the Company has a change in capital structure.

10.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

11.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date of the award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the plan as in effect on the date of the award of Restricted Stock.

12.	Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

13.	Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

Dominion Resources, Inc.

By:
{Authorized Officer}

Agreed and Accepted:

Executive